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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


          This Employment Agreement (this "Agreement") is entered into October 31, 2005, between Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), and Robert L. Baumgardner (the "Executive").

          WHEREAS, the Company desires to employ the Executive to serve as Chief Executive Officer of the Company, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

          1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence on or before November 15, 2005 (the actual first day of work being the "Effective Date") and shall end on the third annual anniversary of the Effective Date (such date or any successive date to which the term thereof has been extended pursuant to the succeeding sentence, the "Expiration Date"). Such term shall be automatically extended for successive one-year periods unless either the Executive or the Company gives notice that such term shall not be so extended no later than 60 days prior to the then current Expiration Date or unless earlier terminated pursuant to Section 4 hereof. The term of employment as prescribed in the preceding sentence is hereinafter called the "Employment Period". From and after the end of the Employment Period, unless earlier terminated hereunder, the Executive's employment with the Company shall be at will, not for any specified term and without any payment guarantees, and either the Executive or the Company may terminate the employment relationship at any time.

          2. POSITION AND DUTIES. The Company shall employ the Executive during the Employment Period as its Chief Executive Officer, and Executive will have such authority and responsibilities and will perform such executive duties as may be assigned to Executive by the Board of Directors of the Company (the "Board"). During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive's abilities the duties assigned to the Executive hereunder and shall devote the Executive's full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive's reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, which may be granted or denied in its sole discretion, may serve as a director (but not a lead director) of any other business corporation, provided that such activities or service do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof.


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          3.   COMPENSATION.

          (a) Signing Bonus. Within 5 business days following the Effective Date, the Company shall pay to the Executive a one-time, lump-sum payment in the amount of $500,000.

          (b) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of not less than $500,000 per annum ("Base Salary"), payable in accordance with the Company's executive payroll policy. Such Base Salary shall be reviewed from time to time and shall be subject to such increases, if any, as determined by the Compensation Committee of the Board (the "Compensation Committee").

          (c) Annual Bonus. The Executive shall be eligible to participate in the Company's Management Cash Bonus Plan or other annual cash bonus plan made available to elected officers of the Company generally ("Annual Bonus") and shall be eligible to receive an Annual Bonus of up to 50% of Executive's Base Salary (the "Target Bonus"). Notwithstanding the foregoing, Executive shall receive an Annual Bonus for the Fiscal Year ending January 31, 2007, of no less than $125,000, which shall be paid to Executive in March, 2007.

          (d) Equity-Based Compensation. As a material inducement to the Executive's entrance into this Agreement and employment by the Company, the Executive shall be granted the awards of stock options described in this Section 3(d). Each of these options shall be an employment inducement award under
Section 303A.08 of the New York Stock Exchange Listed Company Manual or any similar rule of an exchange or quotation service on which the Company's common stock may be listed or quoted. The Executive shall be granted an award of options for 325,235 shares of the Company's common stock on the Effective Date. This award of options shall have an exercise price equal to the higher of (i) Fair Market Value (as defined in the Company's 1997 Long-Term Incentive Plan (the "LTIP")) on the Effective Date or (ii) $0.75 per share. The Company shall also grant Executive an additional award for options on the closing of the sale of convertible notes (the "Notes") under the Securities Purchase Agreement dated as of October 3, 2005 among the Company, and the investors listed therein for a number of shares equal to 2% of the number of shares of the Company's common stock for which the Notes would then be convertible. This second award of options shall have an exercise price equal to the Fair Market Value (as so defined) on the date of grant. Each of the option awards under this Section 3(d) shall (i) provide for vesting in three equal annual installments commencing on the first anniversary of the date of grant (but will vest fully, if not already vested, upon a Change in Control ), (ii) expire on the tenth anniversary of the date of grant and (iii) be subject to the same terms and conditions (including, without limitation, as to forfeiture but with vesting on Change of Control determined under clause (i) of this Section 3(d) rather than the change in control definition in the LTIP) as if granted under the LTIP.

          (e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company (currently including vacation days of not less than four weeks annually, medical, dental, long term disability and life insurance, and


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participation in a 401(k) plan). In addition, the Company shall (i) provide
Executive an automobile allowance in an amount not to exceed $1,200 per month, and (ii) pay premiums (not to exceed $9,300 per year) related to Executive's Met Life Insurance Policy of $1,500,000 in effect for the Executive prior to the Effective Date.

          (f) Relocation. The Executive shall be entitled to (i) reimbursement of relocation expenses up to $25,000 in connection with Executive's relocation from Florida to the Chicago metropolitan area, (ii) payment of reasonable hotel or apartment accommodations until Executive's relocation to the Chicago metropolitan area (not to exceed six months), and (iii) one round trip flight to Executive's home in Florida per month until Executive's relocation to the Chicago metropolitan area (not to exceed six months).

          (g) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper expenses incurred by the Executive in the performance of the Executive's duties hereunder.

          (h) Right to Change Plans. Nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite, and no such amendment, discontinuance, substitution or maintenance or failure to maintain any benefit plan, program or perquisite shall be construed as a breach of this Agreement.

          4.   TERMINATION.

          (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and all rights of the Executive and the Executive's heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall be entitled to:

               (i) accrued Base Salary through and including the Executive's date of death;

               (ii) accrued Annual Bonus through and including the Executive's date of death (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's date of death so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

               (iii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company.

          (b) Disability. The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive's position, with or without


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reasonable accommodation, required of the Executive hereunder for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any twenty-four (24) consecutive month period. Upon such termination, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

               (i) accrued Base Salary through and including the effective date of the Executive's termination of employment;

               (ii) accrued Annual Bonus through and including the effective date of the Executive's termination of employment (determined on a pro rata basis for the number of days of the fiscal year for which the Executive was employed by the Company), such Annual Bonus to be paid following the Compensation Committee's determination of the Executive's Annual Bonus, if any, for the fiscal year in which the Executive's termination of employment so occurred, which determination may be made at the same time that the Compensation Committee determines annual bonuses, if any, for executive officers of the Company in general; and

               (iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company.

          In the event of any dispute regarding the existence of the Executive's incapacity or disability hereunder, the matter shall be resolved by the determination of a physician selected by the Board. The Executive shall submit to appropriate medical examinations for purposes of such determination.

          (c)  Cause.

               (i) The Company may, at its option, terminate the Executive's employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the "Cause Notice"). Any such termination for Cause shall be authorized by the Board. The Cause Notice shall state the action(s) or inaction(s) giving rise to termination for Cause in reasonable detail. The Executive shall have twenty (20) business days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the satisfaction of the Board, in its good faith discretion, the Cause Notice shall be deemed rescinded and of no force or effect.

               (ii) As used in this Agreement, the term "Cause" shall mean any one or more of the following:

                    (A) Executive's continued failure substantially to perform Executive's duties (other than as a result of total or partial incapacity due to physical or mental illness);

                    (B) an act or acts on Executive's part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude;


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                    (C) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any willful act or omission that is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

                    (D) any breach by the Executive of any one or more of the covenants contained in Sections 6, 7 or 8 hereof.

               (iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

               (iv) If the Company terminates the Executive's employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof.

          (d)  Termination Without Cause; Termination for Good Reason by
Executive.

               (i) The Company may, at its option, terminate the Executive's employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive's employment for any such reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to:

                    (A) the payments and benefits specified in Sections 4(b)(i) through 4(b)(iii) hereof, inclusive;

                    (B) the continuation of payment of amounts equal to the Base Salary and Target Bonus that otherwise would have been payable hereunder had the Executive's employment hereunder not been terminated pursuant to this Section 4(d) for a period of 12 months from the date of termination; and

                    (C) continuation of health and dental coverage for the Executive for a period of twelve (12) months, which may include reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

     Notwithstanding Section 4(d)(i)(B), the amounts payable to the Executive under such Section 4(d)(i)(B) shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer during the period of time that amounts are payable to the Executive under such Section 4(d)(i)(B). The Executive shall use reasonable efforts to seek other comparable employment for this purpose.

     The Company shall have no obligation to provide the payments or benefits in
     Section 4(d)(i) in the event Executive breaches the provisions of Sections 6, 7, or 8.


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               (ii) The Executive may, at Executive's option, terminate the
     Executive's employment under this Agreement upon written notice to the Company for Good Reason. If the Executive terminates employment for Good Reason, all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to receive the payments and benefits specified in Section 4(d)(i)(A) above and, provided that the Executive executes a mutual release and non-disparagement agreement, in form and substance reasonably satisfactory to the Company, the payments and benefits set forth in Sections 4(d)(i)(B) and (C) above, in each case on the terms and conditions set forth therein. For purposes hereof, the term "Good Reason" shall mean the occurrence of any of the following without Executive's express written consent that is not cured by the Company within thirty (30) days following the Company's receipt of written notice from the Executive describing the event constituting Good Reason: (A) a substantial diminution in Executive's position or duties; (B) any reduction in Executive's Base Salary; (C) failure of the Company to pay compensation when due; or (D) a Change in Control, as defined hereinafter.

               (iii) "Change in Control" shall mean:

                    (A) The acquisition on or after the Effective Date, by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but excluding any Exempt Person (an "Exempt Person" being Prentice Capital Management L.P., Holtzman Opportunity Fund, L.P. or any affiliate or transferee thereof, or purchasers or affiliates or transferees through one or more transactions done in lieu of the transactions contemplated by the Securities Purchase Agreement dated as of October 3, 2005 among the Company and certain Exempt Persons) of Beneficial Ownership of 50% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (a) any acquisition directly from the Company or (b) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

                    (B) Approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the Beneficial Owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such


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          transaction owns the Company or all or substantially all of the
          Company's assets either directly or indirectly) or substantially the same proportions relative to each other as their Beneficial Ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction; and any Person which Beneficially Owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may
          be) will Beneficially Own, directly or indirectly, 50% or more of, respectively the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or directors of the corporation resulting from such Corporate Transaction; or

                    (C) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

     Notwithstanding the forgoing, the amounts payable to the Executive under such Section 4(d)(ii) shall be reduced by the amount of salary, bonus or other compensation which the Executive receives from a subsequent employer during the period of time that amounts are payable to the Executive under such Section 4(d)(ii). The Executive shall use reasonable efforts to seek other comparable employment for this purpose.

     The Company shall have no obligation to provide the payments or benefits in
     Section 4(d)(ii) in the event Executive breaches the provisions of Sections 6, 7, or 8.

          (e) Voluntary Termination without Good Reason. If the Executive voluntarily terminates the Executive's employment during the Employment Period without Good Reason as defined in Section 4(d)(ii), all obligations of the Company hereunder shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iii) hereof. The Company shall be entitled to all available legal and/or equitable remedies for Executive's breach of his obligation to remain employed by the Employer during the Employment Period.

          (f) Removal from any Boards and Position. If the Executive's employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.


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          (g)  Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Employment Period) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Prentice Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

          5. FEDERAL AND STATE WITHHOLDING. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive's Form W-4 on file with the Company, and all applicable federal employment taxes.

          6.   NONCOMPETITION; NONSOLICITATION.

          (a) General. The Executive acknowledges that in the course of the Executive's employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive's services will be of special, unique and extraordinary value to the Company and its subsidiaries.

          (b) Noncompetition. During the Employment Period and for a period of twelve (12) months following the termination of Executive's employment by the Company for any reason (the "Noncompetition Period"), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of the Executive's termination of employment or within twelve (12) months of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the "Business"). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

          (c) Nonsolicitation or Hire. During the Employment Period and for a period of twelve (12) months following the termination of the Executive's employment for any reason, the Executive shall not directly or indirectly (a) solicit or attempt to solicit or induce any party


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who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (b) solicit or attempt to solicit or induce any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) solicit or attempt to solicit or induce any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or entity or hire any employee of the Company or any of its subsidiaries or any Former Employee on Executive's own behalf or on behalf of any other person or entity.

          (d) Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Employment Period, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

          (e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

          7.   CONFIDENTIALITY.

          (a) During the course of the Executive's employment by the Company, the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally,


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electronically, in writing or in other tangible forms concerning how the
Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use any Confidential Information in any way, except in the course of the Executive's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

          (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive's duties hereunder.

          (c) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.


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          8.   INVENTIONS. The Executive hereby assigns to the Company the
Executive's entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates
(A) to the business of the Company or (B) to the Company's actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Executive for the Company.

          9. ENFORCEMENT. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of
Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

          10. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which would prevent him from entering into and fully performing his duties, responsibilities and obligations under this Agreement or would otherwise limit the manner in which he may perform such duties, responsibilities and obligations, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

          11. SURVIVAL. Sections 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          12. ARBITRATION. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          13. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

          If to the Company, to:

               Whitehall Jewellers, Inc.
               155 N. Wacker Drive
               Chicago, IL  60606
               Attn:  Secretary

               with a copy to:

               Mr. Bruce Bernstein
               Sidley Austin Brown & Wood LLP
               10 S. Dearborn Street
               Chicago, IL 60603

               If to the Executive, to the Executive's home address reflected in the Company's records
               With a copy to:

               Mr. George E. Antrim, III
               201 Ridgewood Avenue South
               Minneapolis, MN 55403

          14. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          16. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

          17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

          18. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                               * * * * * * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        WHITEHALL JEWELLERS, INC.


                                        By: Daniel Levy
                                           ------------------------------------

                                        Title: Interim Chief Executive Officer
                                              ---------------------------------


                                        ROBERT L.  BAUMGARDNER

                                         /s/ Robert L. Baumgardner
                                        ---------------------------------------




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